                                                                    EXHIBIT 11.1


                        CKS GROUP, INC. AND SUBSIDIARIES

                         STATEMENT REGARDING COMPUTATION
                OF NET INCOME AND PRO FORMA NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                        THREE MONTHS ENDED        NINE MONTHS ENDED
                                                        ------------------        -----------------
                                                      AUGUST 31,   AUGUST 31,   AUGUST 31,   AUGUST 31,
                                                        1997         1996         1997         1996
                                                        ----         ----         ----         ----
Net income                                             $ 2,380
                                                       =======
Pro forma net income*                                               $ 2,225      $ 6,133      $ 5,564
                                                                    =======      =======      =======
Weighted average number of common shares outstanding    14,694       14,006       14,530       13,731

Number of common stock equivalents as a result of
  stock options outstanding using the
  treasury stock method                                    939          563          812          591
                                                       -------      -------      -------      -------
Shares used in per share computation                    15,633       14,569       15,342       14,322
                                                       =======      =======      =======      =======
Net income per share                                   $  0.15
                                                       =======
Pro forma net income per share                                      $  0.15      $  0.40      $  0.39
                                                                    =======      =======      =======

*Pro forma net income gives effect to the pooling of interests business combinations between the Company, McKinney & Silver ("M&S") and SiteSpecific, Inc. ("SiteSpecific"). M&S was a general partnership and, as a result, M&S's historical results of operations, which have been included with the Company's under the pooling of interests method, do not include a provision for income taxes. Pro forma income and net income per share include a tax provision as if M&S had been a taxable "C" corporation for all periods presented.